UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 18, 2017

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2017, the Board of Directors of Horizon Bancorp (“Horizon”) announced that Thomas H. Edwards, the President and Chief Credit Officer of Horizon Bank, Horizon’s wholly owned commercial bank subsidiary, will retire at the end of the fiscal year, on December 31, 2017. Mr. Edwards has served as Horizon Bank’s President and Chief Credit Officer since December 17, 2002, and also has served as an Executive Vice President of Horizon since May 17, 1999.
On July 18, 2017, the Board of Directors of Horizon also announced the appointment of Dennis J. Kuhn as Mr. Edwards’ successor, effective October 1, 2017. On that date, Mr. Kuhn will become the Executive Vice President and Chief Commercial Banking Officer of Horizon Bank.
Mr. Kuhn, age 57, currently serves Horizon Bank as the Regional Market President for Michigan and Northeast Indiana, a role he assumed in February of 2014. As the Regional Market President, he serves as the Chair of the Regional Loan Committee and has balance sheet, P&L and asset quality responsibilities for the regions of Michigan and Northeast Indiana. Mr. Kuhn originally joined Horizon Bank in May of 2010 as the Market President for Kalamazoo, Michigan, where he helped Horizon Bank to establish a loan production office and its first full-service branch in that location. Mr. Kuhn’s banking career and experience spans over 30 years, beginning in 1985.
Mr. Kuhn and members of his immediate family have received or applied for residential mortgage loans or home equity lines of credit that were all made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Horizon Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.
Additional details regarding the retirement of Mr. Edwards and the appointment of Mr. Kuhn are contained in a press release attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by this reference.
Item 9.01   Financial Statements and Exhibits.
(d)  Exhibits
Exhibit No.	Description
99.1	Press Release, dated July 18, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.
Date: July 18, 2017	Horizon Bancorp

	By:	/s/ Mark E. Secor
Mark E. Secor
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Location

99.1	Press Release, dated July 18, 2017	Attached